EXHIBIT 99.1

Spectrum Group International Extends Rights Offering Expiration Date
to Thursday, September 13, 2012

IRVINE, Calif. - September 6, 2012 - Spectrum Group International, Inc. (SPGZ) announced today that it has extended the expiration date for its rights offering from Thursday, September 6, 2012 to Thursday, September 13, 2012. The transferable subscription rights issued by the Company may now be exercised at any time prior to 5:00 p.m. New York City time on Thursday, September 13, 2012.
Under the terms of the rights offering, each holder of common stock (other than Afinsa Bienes Tangibles, S.A. En Liquidacion and Auctentia, S.L.) received 1.4 transferable subscription rights for each share of common stock owned as of the record date of July 31, 2012. Each transferable subscription right entitles its holder to purchase one share of common stock at a subscription price equal to $1.90 per share. Holders of rights are also entitled to exercise customary oversubscription rights.
During the extended subscription period for the rights offering, each holder of transferrable subscription rights may exercise those rights that have not already been exercised. Other than the extension of the expiration date of the rights offering, all of the offering terms described in the prospectus dated August 1, 2012 remain the same and apply during the extended subscription period of the rights offering.
Spectrum has engaged Okapi Partners LLC to act as information agent with respect to the rights offering. For questions regarding the rights offering, or to obtain copies of the rights offering prospectus and any related materials as they become available, please contact Okapi Partners LLC at (877) 869-0171, or by email at info@okapipartners.com, or contact the Company at 1063 McGaw, Irvine, CA 92614, (949) 748-4800.
About Spectrum Group International, Inc.
Spectrum Group International, Inc. is a global trading and collectibles network. We are a trader of precious metals and an auctioneer of coins, stamps and wine, serving both collectors and dealers. We are also a merchant/dealer of certain collectibles. Our collectibles offerings span the price spectrums from modest to ultra-high end. Furthermore, we offer loans to coin dealers, collectors and investors back by their precious metals, rare coin and other collectibles as collateral.
Our trading business is conducted through A-Mark Precious Metals, Inc. (A-Mark) and its subsidiaries. A-Mark is a full-service precious metal trading company, and an official distributor for many government mints throughout the world. A-Mark products include gold, silver, platinum and palladium for storage and delivery in the form of coins, bars, wafers and grain, and our services include financing, leasing, consignment, hedging and various customized financial programs. A-Mark's subsidiary, Collateral Finance Corporation, which is the official Numismatic Lender of the American Numismatic Association, provides financing on a wide array of bullion and numismatic products.
Our collectibles business operates as an integrated network of leading companies concentrating on numismatic (coins) and philatelic (stamps) materials and rare and fine vintage wine. We have offices and auction houses in North America, Europe and Asia. In addition to traditional live auctions, we also conduct Internet and telephone auctions.
Our collectibles companies in the philatelic field are auction houses H.R. Harmer Nutmeg Auctions, Inc. of Irvine, California, Corinphila Auktionen of Zurich, Switzerland, Heinrich Köhler Auktionshaus of Wiesbaden, Germany, Corinphila Veilingen B.V., Amstelveen, Netherlands, and John Bull Stamp Auctions, Ltd of Hong Kong. Spectrum Group's Collectibles companies in the numismatics field include Bowers-Stack's Numismatics (rare coin and currency auction house), Ponterio & Associates (world and ancient coins and currency auction house), Teletrade (online coin auctions) and Spectrum Numismatics International (wholesale rare coin dealer), all based in Irvine, California. Spectrum Wine Auctions is engaged in the sale by auction of rare and fine vintage wine.

Additional Information About the Rights Offering
This press release does not constitute an offer to sell or a solicitation of an offer to buy shares of Spectrum's common stock, nor will there be any offer, solicitation or sale of shares of Spectrum's common stock in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of the securities under the securities laws of such state. The rights offering is being made only by means of a rights offering prospectus and any related materials, copies of which have been distributed to all holders of common stock as of the record date. The registration statement with respect to the rights offering, and the rights offering prospectus and any related materials as they become available, may be accessed through the website of the Securities and Exchange Commission at www.sec.gov, or obtained from the information agent or the Company as indicated above.

Contact:

Spectrum Group International, Inc.
Paul Soth
Chief Financial Officer
949-748-4800
psoth@spectrumgi.com